Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 4, 2011, with respect to the financial statements of American Realty Capital – Retail Centers of America, Inc. (a Maryland Corporation in the Developmental Stage) contained in this Pre-effective Amendment No. 1 to Post-Effective Amendment No. 1 to this Registration Statement and Prospectus on Form S-11 (File No. 333-169355).   We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

August 12, 2011